Exhibit 99.1
STERLING CONSTRUCTION COMPANY COMPLETES SALE OF DISTRIBUTION BUSINESS
HOUSTON, TX — October 30, 2006 — Sterling Construction Company, Inc. (Nasdaq GS: STRL), (“Sterling” or the “Company”), today announced the completion of the sale of its Pittsburgh, PA-based distribution business, Steel City Products, to The Bostwick-Braun Company of Toledo, Ohio, a privately-owned distributor of hardware and related items, founded in 1855. Subject to final adjustment for Steel City Products’ working capital changes through the closing date, the selling price is estimated at $5.1 million, and the assumption by Bostwick-Braun of most of Steel City Product’s liabilities. Of the total selling price, approximately $4.5 million is payable in cash, and the balance will be paid over two years pursuant to a $650,000 promissory note.
It is anticipated that, following repayment of Steel City Products’ working capital line of credit and the satisfaction of liabilities not assumed in the transaction by the buyer, the Company will realize net proceeds of approximately $1.1 million. The sale is expected to result in a fourth quarter 2006 pre-tax gain of approximately $250,000, which will be largely sheltered from taxes by the Company’s tax loss carryforwards.
As reported on November 7, 2005, Sterling’s Board of Directors determined that it was in the Company’s best interests for management to focus its efforts and the Company’s resources on the construction segment. The distribution business, while consistently profitable, represented less than 10% of Sterling’s total revenues in 2005. As of the third quarter of 2005, Sterling’s financial statements have been reclassified for all periods presented to reflect Steel City Products as discontinued operations.
Sterling Construction Company is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
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Sterling Construction Company News Release October 30, 2006	Page 2
This press release includes certain statements and estimates that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated, including the final resolution of liabilities not assumed by Bostwick-Braun and other risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:

Sterling Construction Company, Inc.		Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219		The Equity Group Inc.
	or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091		Lena Cati 212-836-9611
www.sterlingconstructionco.com		www.theequitygroup.com